Exhibit 10.48

MATTEL, INC.

PERSONAL INVESTMENT PLAN

FIRST AMENDMENT TO THE JANUARY 1, 2006 RESTATEMENT

WHEREAS, Mattel, Inc. (the “Company”) desires to amend the Plan to (i) revise the eligibility provisions for certain employees, (ii) add an automatic enrollment feature, (iii) make required legislative changes and (iv) make other desired revisions; and

NOW THEREFORE, the Plan is hereby amended effective as of January 1, 2008, unless otherwise specified herein, as follows:

1. Article II of the Plan is amended by the addition of the following Sections 2.3A and 2.3B immediately after Section 2.3:

“2.3A American Girl Flagship Store Employee.

‘American Girl Flagship Store Employee’ shall mean an Employee at an American Girl store in one of the following locations: Chicago, IL, Los Angeles, CA, or New York, NY.

2.3B American Girl Boutique and Bistro Employee.

‘American Girl Boutique and Bistro Employee’ shall mean an Employee at an American Girl Boutique and Bistro store in one of the following locations: Atlanta, GA, Boston, MA, Minneapolis, MN or Dallas, TX.”

2. Section 3.1(a) of the Plan is amended to read as follows:

“(a) Every Eligible Employee who is not a Murray Hourly Employee, an American Girl Flagship Store Employee or an American Girl Boutique and Bistro Employee shall become eligible to participate in the Plan on the date he becomes an Eligible Employee. Every Eligible Employee who is a Murray Hourly Employee, an American Girl Flagship Store Employee or and American Girl Boutique and Bistro Employee shall become eligible to participate in the Plan on the later of (i) the date he becomes an Eligible Employee and (ii) the date he completes a period of service recognized under Section 2.48 of ninety (90) days.”

3. The first paragraph of Section 5.1 of the Plan is designated paragraph “(a)” and a new Section 5.1(b) is added after Section 5.1(a) of the Plan to read as follows:

“(b) A Participant who is first hired or newly rehired on or after January 1, 2008 and who has not elected to have Compensation reduced in accordance with Section 5.1(a) shall be deemed to have elected under Section 5.1(a) to have Compensation reduced by two percent (2%) beginning as soon as administratively practicable following the date the Eligible Employee becomes a Participant. Unless a Participant elects otherwise, such deemed election to have Compensation reduced by two percent (2%) shall be automatically increased by one percent (1%), effective as of the first April 1 after the initial deemed deferral election (provided that the first such automatic increase shall not be before April 1, 2009) and as of each April 1 thereafter until such election has been increased to a deemed deferral election of six percent (6%) of Compensation. Each Participant may elect at any time, in accordance with procedures established by the Committee or its designee, not to have Compensation so reduced, or to have Compensation reduced by a different percentage allowed under Section 5.2, which election shall become effective as soon as administratively practicable following receipt of the Participant election. Before-Tax Contributions made pursuant to this automatic election shall be invested in a default investment fund designated for such purpose by the Committee, unless the Participant elects to have such contributions invested otherwise in accordance with Article IV.”

4. Effective January 1, 2006, the second sentence of Section 5.5(a) of the Plan is amended to read as follows and all references in Section 5.5 to “Non-Gap Period income” shall be changed to “income”:

“If, pursuant to the determination by the Committee, any or all of a Participant’s Before-Tax Contributions are not eligible for tax-deferral treatment, then any excess Before-Tax Contributions and any income for that Plan Year (and to the extent required by the Code, gains and income for the Plan Year in which distributed) allocable thereto shall be disposed of in accordance with (i) or (ii) below.”

5. Effective January 1, 2007, the first sentence of Section 5.6(a) is amended to read as follows:

“In the event that due to error or otherwise, a Participant’s Before-Tax Contributions under this Plan exceed the Deferral Limitation for any calendar year (but without regard to amounts of compensation deferred under any other plan), excess Before-Tax Contributions for the Plan Year, if any, together with any income allocable to such amount for such Plan Year (and to the extent required by the Code, gains and income for the Plan Year in which distributed) shall be distributed to the Participant on or before the first April 15 following the close of the calendar year in which such excess contribution is made.”

6. Effective January 1, 2006, all references to “Non-Gap Period income” in Section 6.4 are changed to “income” and the following is added to the end of Section 6.4(c):

“Any distribution of an excess contribution pursuant to this Section 6.4 shall include any Trust gains or other income allocable to the distributed contribution while held in the Trust (but need not include Trust gains and income for the Plan Year in which distributed except to the extent required by the Code).”

IN WITNESS WHEREOF, Mattel, Inc. has caused this instrument to be executed by its duly authorized officer this 19 day of December, 2008, effective as of the dates set forth above.

MATTEL, INC.

By:	/s/ ALAN KAYE
Name:	Alan Kaye
Title:	Senior Vice President, Human Resources